MASTER SERVICES AGREEMENT

This Master Services Agreement (this "***Agreement***") is entered into as of _*February 3rd*__, 2023 (the "***Effective Date***"), by and between RPG Global LLC, an Indiana limited liability company ("***Contractor***"), and Clean Energy Technologies, Inc., a/an California technology & Solution provider Corporation ("***Consultant***"), which are sometimes referred to in this Agreement singly as a "***Party***" and together as the "***Parties***."

The Parties desire to enter into this Agreement to provide the general terms and conditions upon which Consultant will provide certain energy efficiency and renewable energy consulting, engineering and other services and related products or equipment to Contractor in connection with Contractor's business of providing green energy, energy efficiency and other energy related services and solutions for its customers, as agreed from time to time by Consultant and Contractor.

In consideration of the mutual promises set forth in this Agreement, the Parties agree as follows:

SECTION 1. SERVICES.

1.1. Scope of Services. Prior to the commencement of specific services, Contractor and Consultant will agree upon one or more work orders, project orders or Purchase Order(s) in substantially the form attached hereto as **Exhibit A** (each, a "***Purchase Order***") describing the scope of the services to be performed by Consultant (the "***Services***") and the reports, evaluations, equipment, materials and other items to be delivered by Consultant (the "***Deliverables***"). Consultant will perform the Services for Contractor in accordance with the terms of this Agreement and the specifications set forth in the applicable Purchase Order(s) and the general terms and conditions set forth in **Exhibit B** (the "***General Terms***").

1.2. Purchase Order(s). Each Purchase Order will include, to the extent appropriate, (a) a reasonably detailed description of the Services and Deliverables to be provided; (b) each Party's responsibilities in performing the designated project and completing the Deliverables to be provided; (c) the performance timeline; (d) estimated fees and out-of-pocket expenses of Consultant; and (e) the schedule for invoices and payment terms (if different than the terms of this Agreement). Each Purchase Order will be signed by an authorized representative of each Party, will become effective upon its execution by both Parties, and will be incorporated by reference and made a part of this Agreement.

1.3. Modifications. No modification of a Purchase Order will be enforceable unless it is made in writing and signed by both Parties. In the event that changes or additional Services outside the scope of a Purchase Order are requested by Contractor, the Parties will negotiate an amended or supplemental Purchase Order describing such change or additional Services. Each Purchase Order and any amendment or supplement to a Purchase Order will become effective only when signed by Contractor and Consultant and at that time will become a part of this Agreement.

1.4. Contractor Purchase Orders and Conflicts. Consultant may issue one or more documents accepting or otherwise relating to a Purchase Order for administrative purposes. No conflicting or additional terms of any purchase order issued by Consultant shall modify the terms of this Agreement (including without limitation the General Terms) or any Purchase Order unless Contractor expressly agrees in writing. In the event of any conflict between the provisions of this Agreement and any Purchase Order or other document, the terms of this Agreement shall control to the extent necessary to resolve the conflict, unless the Purchase Order expressly states that the Parties intend to modify this Agreement with respect to the Services to be performed under the Purchase Order, in which case the Purchase Order shall control.

1.5. Devotion of Resources. Consultant will use commercially reasonable efforts to provide the Services described in each Purchase Order and will provide all resources necessary to complete the Services, except for those responsibilities expressly assigned to Contractor under the applicable Purchase Order. Consultant shall be free to engage in other business activities that do not adversely affect Consultant's ability to complete the Services, and Contractor shall be free to utilize other consultants or subcontractors and engage in business activities that do not adversely affect Consultant's ability to complete the Services or Contractor's ability to perform its obligations under this Agreement or any Purchase Order.

1.6. Timing of Performance. Each Purchase Order takes effect upon its execution by both Parties and expires in accordance with the timetable stated in the Purchase Order, unless terminated earlier in accordance with this Agreement.

1.7. Contractor Responsibilities. Contractor will reasonably cooperate with Consultant in the performance of the Services, including, without limitation, timely providing information and documents and access to facilities and personnel related to the projects as described in the applicable Purchase Order.

1.8. Project Updates. Consultant will keep Contractor informed of the progress of the Services and Deliverables by providing regular updates and/or reports to Contractor (at mutually agreed intervals and in mutually agreed formats) as described in the Purchase Order until the Services and Deliverables are completed.

1.9. Performance of Services. Consultant and its personnel (a) shall perform all Services and Deliverables in a professional and workmanlike manner, consistent with generally accepted industry standards and practices and (b) shall comply with any applicable Contractor policies and guidelines that are provided to Consultant in writing or otherwise agreed to by Consultant.

SECTION 2. COMPENSATION AND PAYMENT

2.1. Compensation. Contractor shall compensate Consultant for the Services and reimburse Consultant for expenses, if any, in accordance with the payment schedule and reimbursement provisions set forth in the applicable Purchase Order.

2.2. Invoices. Unless otherwise specified in the applicable Purchase Order, Consultant will invoice Contractor monthly for compensation as provided in Subsection 2.1 hereof. Each invoice will be itemized with sufficient detail to identify the Services performed and the applicable Purchase Order.

2.3. Payment Terms. Contractor will pay all invoiced amounts within thirty (30) days of receipt of the invoice. If any portion of an invoice is disputed, then Contractor shall pay the undisputed amounts and the Parties shall use good faith efforts to resolve the disputed amounts as soon as practicable. All payments shall be made in United States dollars.

SECTION 3. CONFIDENTIALITY

3.1. Confidential Information Defined. Each Party acknowledges that in connection with this Agreement and the Services and Deliverables provided under this Agreement and applicable Purchase Orders, it may receive, have access to, or make use of certain Confidential Information of the other Party. For purposes of this Agreement, the term ***"Confidential Information"*** means all non-public information disclosed by a Party to the other Party or such Party's representatives about the disclosing Party's business and services that the disclosing Party deems confidential or proprietary (including information

deemed confidential by virtue of the disclosing Party's obligations to a third party). Consultant acknowledges that Contractor's Confidential Information for purposes of this Agreement includes Confidential Information provided to Contractor by a customer of Contractor to which the Services relate.

3.2. Confidentiality Obligations. Each Party agrees, with respect to Confidential Information of the other Party, that it will (a) hold it in confidence and not disclose such Confidential Information to any third party, except as approved in writing by the disclosing Party or as otherwise permitted by this Agreement, (b) use such Confidential Information only for the performance of its obligations under this Agreement and incorporated Purchase Orders and for no other purpose, and (c) use commercially reasonable efforts to prevent any unauthorized use or disclosure of such Confidential Information, using at the least the same level of care as it exercises in protecting its own Confidential Information of a similar nature. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to its employees, consultants, agents, and advisors who have a need to know it for purposes of this Agreement and who are bound by similar obligations to keep it confidential.

3.3. Exceptions to Confidentiality Obligations. Confidential Information will not include information that the receiving Party can establish by reasonable proof: (a) was in the public domain at the time of disclosure or entered the public domain through no fault of the receiving Party; (b) was known by the receiving Party at the time of disclosure by the disclosing Party free of any obligation of confidence; (c) was lawfully communicated to the receiving Party by a third party who had the right to so disclose the information free of any obligation of confidence; or (d) was developed by employees or agents of the receiving Party independently of and without reference to any proprietary information communicated to it by the disclosing Party.

3.4. Authorized Disclosure. Notwithstanding anything in this Agreement to the contrary, a Party may disclose Confidential Information of the other Party to the extent required by a court order, administrative agency order or any applicable local, state, federal and foreign law, statute, rule, regulation, code or ordinance of any governmental authority (collectively, "***Applicable Law***"). If any Party is required to make any such disclosure, to the extent allowed by law, it will give reasonable advance notice to the other Party of such disclosure requirement in order to permit the other Party to seek confidential treatment of, or to otherwise limit, the Confidential Information required to be disclosed.

3.5. Survival. Each Party's obligations under this Section 3 with respect to Confidential Information will continue for five (5) years after the date of expiration or termination of the Purchase Order under which such Confidential Information was delivered.

SECTION 4. INTELLECTUAL PROPERTY

4.1. Project Intellectual Property. Consultant acknowledges that all work product, deliverables and other information generated by Consultant in connection with the Services rendered for and Deliverables delivered to Contractor, or which are derived from information or materials Consultant has received from or created for Contractor, as well as any patents, trademarks or copyrights issuing therefrom (collectively, "***Project Intellectual Property***") shall be owned exclusively by Contractor. Consultant hereby assigns to Contractor all intellectual property rights in and to the Project Intellectual Property. Consultant will take any action or execute any document reasonably necessary to establish, record or perfect Contractor's ownership of those rights and will do so without further consideration, other than reimbursement of reasonable out-of-pocket expenses incurred by Consultant at Contractor's request.

4.2. Pre-Existing Intellectual Property and Consultant Works. Each Party will retain ownership of its respective works of authorship, inventions, know-how, information, data and other intellectual property, and all intellectual property rights therein, that were in existence as of the Effective Date or are later generated by it outside the scope of the performance of its obligations under this Agreement. Notwithstanding any provision to the contrary in this Agreement and without limiting the generality of the foregoing sentence, Contractor acknowledges and agrees that Consultant owns or licenses certain customized and/or proprietary information technology solutions, software and other technology that were created and developed by or for Consultant prior to and independent of the Services (collectively, the "***Consultant Works***"), and that (i) no Consultant Work or any improvement to an Consultant Work shall be deemed part of any Project Intellectual Property, (ii) nothing in this Agreement grants to Contractor or any affiliate of Contractor any intellectual property rights in or to the Consultant Works, and (iii) all Consultant Works shall be considered Confidential Information of Consultant.

4.3. Third Party Software. The Parties acknowledge and agree that Consultant may utilize third party software licensed to Consultant in conjunction with its performance of the Services under this Agreement and that nothing in this Agreement grants to Contractor or any affiliate of Contractor any intellectual property rights in or to such third party software.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. General Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a) It is duly organized and validly existing under the laws of the state of its organization or incorporation and has all requisite power and authority to conduct its business and perform its obligations under this Agreement.

(b) This Agreement and each Purchase Order, when executed and delivered by such Party in accordance with the terms of this Agreement, will be the legal, valid and binding obligation of such Party in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws then in effect that govern the enforcement of creditors' rights generally.

(c) The execution, delivery and performance of this Agreement and each Purchase Order by such Party has been duly authorized and will not conflict with any other agreement to which it is a party or by which it may be bound.

5.2. Additional Representations and Warranties of Consultant. Consultant represents and warrants to Contractor as follows:

(a) It has the experience and expertise to perform the Services described in this Agreement and the Purchase Order(s).

(b) All Project Intellectual Property produced by Consultant under this Agreement shall be of original development or licensable by Consultant, as the case may be, and all intellectual property licensed or owned by Consultant and used in the performance of any Services does not infringe or violate any patent, copyright, design, trade secret, trademark, or other third party intellectual property right.

(c) Consultant and its employees and agents will, at all times in connection with the Services to be performed hereunder, comply with all international, federal, state and local laws,

including, without limitation, the European Union General Data Protection Regulation (the "***GDPR***") and all applicable European Union laws and regulations related to the import, export, purchase, sale, re-sale, transport, storage, distribution, and end-use of the Deliverables. Neither Consultant nor of any of its employees or agents (i) is or has been the subject of any investigation conducted by any federal or state enforcement agency or any governmental agency in the U.S or the European Union, nor (ii) is or has been a defendant in any (A) fraud or bribery litigation or investigation, or (B) litigation, matter, or investigation in any way related to the GDPR.

(d) Neither Consultant nor any of its respective owners, directors, officers, employees or affiliates (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Consultant has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Consultant and its respective owners, directors, officers, employees, agents and affiliates with all applicable Anti-Corruption Laws. Consultant and each of its owners, directors, officers, employees, agents and affiliates is in compliance with all Anti-Corruption Laws.

For purposes of this Agreement, the following words and phrases have the meanings specified below:

"***Anti-Corruption Laws***" means, collectively, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all similar anti-corruption legislation in the European Union and other jurisdictions.

"***Sanctioned Country***" means at any time, a country or territory which is itself the subject or target of any Sanctions (including Crimea, Cuba, Iran, Iraq, North Korea, Russia, Belarus, Libya, Somalia, Sudan and Syria).

"***Sanctioned Person***" means, at any time, (i) any person or entity listed in any Sanctions-related list of designated Persons (including, without limitation under Executive Order No. 13224) maintained by the United States Office of Foreign Assets Control ("***OFAC***"), the United States Department of State, or other relevant sanctions authority of the United States, the European Union or the United Kingdom to which Contractor or Consultant is subject, or any other Person with which Consultant or Contractor is prohibited from dealing or otherwise engaging in any transaction by any Sanctions, (ii) any person or entity operating, organized or resident in a Sanctioned Country or (iii) any person or entity owned directly or indirectly by any such person or entity or Persons described in clauses (i) and (ii).

"***Sanctions***" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the United States Bureau of Industry and Security) or other relevant sanctions authority of the United States, the European Union or the United Kingdom to which Contractor or Consultant is subject, including without limitation those arising under Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. Seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et seq.) and the sanctions regulations promulgated pursuant thereto, as well as any laws related to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

5.3. Additional Representations and Warranties of Contractor. Contractor represents and warrants to Consultant that to the extent Contractor provides or directs Consultant to use any data, information, materials (including third-party materials, information, or intellectual property), or Contractor intellectual property ("***Contractor Intellectual Property***") in connection with Consultant's performance of the Services under this Agreement or any Purchase Order (such data, information, materials, including third-party materials, and Contractor Intellectual Property being collectively hereinafter referred to as "***Contractor Materials***"), (a) Contractor is the owner and/or has the right, power, and authority to use all such Contractor Materials; and (b) neither the Contractor Materials, nor the use and possession of the Contractor Materials by Consultant in connection with the performance of Services or delivery of Deliverables under this Agreement or under any Purchase Order will violate or infringe upon or misappropriate any intellectual property rights or other property right of any other party, whether arising by operation of law, by contract or license or otherwise.

5.4. Non-solicitation.

(a) During the term of this Agreement and for one (1) year after termination or expiration of this Agreement, each Party agrees that it will not, without the other Party's express written consent, either indirectly or directly solicit the services of, or offer employment to, any employee of the other Party.

(b) During the term of this Agreement and for one (1) year after termination or expiration of this Agreement,, Consultant agrees that it will not, without Contractor's express written consent, either indirectly or directly solicit a consulting or other business relationship with, or enter into such a consulting or business relationship with, any customer of Contractor for whose benefit Contractor is having Consultant perform Services.

SECTION 6. INDEMNIFICATION

6.1. Consultant' Obligations. Consultant will indemnify and defend Contractor, together with its officers, directors, employees, owners, managers and agents (the "***Contractor Indemnified Parties***"), against any liability, damage, loss or expense (including reasonable attorneys' fees) (collectively, "***Losses***") incurred by the Contractor Indemnified Parties as a result of any claim demand, action or proceeding by any third party (a "***Claim***") made against them to the extent arising from: (a) any breach by Consultant of its representations, warranties, covenants or obligations under this Agreement, or (b) the intentional misconduct or negligence of Consultant or its employees, agents or subcontractors in its performance of the Services under this Agreement or any Purchase Order.

6.2. Contractor's Obligations. Contractor will indemnify and defend Consultant, together with its officers, directors, employees, owners, managers and agents (the "***Consultant Indemnified Parties***"), against any Losses incurred by the Consultant Indemnified Parties as a result of any Claim made against them to the extent arising from: (a) any breach by Contractor of its representations, warranties, covenants or obligations under this Agreement, (b) the use in accordance with this Agreement of the Contractor Materials by Consultant or its employees, agents or subcontractors, (c) the intentional misconduct or negligence of Contractor or its employees, agents or subcontractors in its performance of its obligations under this Agreement or any Purchase Order, or (d) any use by Contractor of the Services or Deliverables.

6.3. Indemnification Procedures.

(a) In the event of any Claim for which any indemnified party is or may be entitled to indemnification hereunder, (i) the indemnified party shall give prompt written notice to the

indemnifying party, but failure or delay in giving such notice will not affect the right to be indemnified except to the extent that it materially prejudices the defense of the Claim; and (ii) the indemnifying party will have the right to assume and control the defense and settlement of any Claim if the predominant claims therein are covered by its indemnity, unless the Parties have a conflict of interest with respect to such Claim. If the indemnifying party assumes the defense, it shall employ counsel reasonably acceptable to the indemnified party and shall defend the Claim with diligence. In all events, the Party not controlling the defense shall reasonably cooperate with the controlling Party and shall be permitted to participate in the defense at its own expense.

(b) Neither Party shall settle a Claim covered by indemnification under this Agreement without the other Party's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except that the Party controlling the defense may settle the Claim without such consent if: (i) it will pay in full all monetary elements of the settlement, (ii) the settlement does not include non-monetary elements, findings or admissions that would be detrimental to the indemnified party's ongoing business, and (iii) the settlement includes a full release in favor of the indemnified party from all losses, liabilities and damages arising out of, in connection with, or relating to, such Claim.

(c) If both Parties have indemnification obligations to one another in connection with a Claim, they shall contribute to the aggregate Losses in proportion to their relative responsibilities therefor based upon all relevant equitable considerations.

6.4. <u>Exclusion of Certain Damages</u>. EXCEPT FOR A PARTY'S INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY OBLIGATIONS, OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR AMOUNTS FOR LOSS OF INCOME, LOST PROFITS OR SAVINGS ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS ON WHICH A PARTY IS ENTITLED TO CLAIM DAMAGES AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

SECTION 7. DURATION OF AGREEMENT

7.1. <u>Term</u>. The initial term of this Agreement commences on the Effective Date and expires on the two (2) year anniversary of the Effective Date. This Agreement will be automatically renewed for successive one (1)-year renewal terms unless earlier terminated or unless at least thirty (30) days prior to the end of the initial term or any renewal term either Party provides written notice to the other Party that this Agreement shall not be renewed. If the term of any Purchase Order extends beyond the termination or expiration date of this Agreement, the applicable terms and conditions of this Agreement shall extend automatically with respect to such Purchase Order until its termination or expiration.

7.2. <u>Termination</u>.

(a) <u>For Cause</u>. Either Party may terminate any Purchase Order and/or this Agreement upon written notice to the other Party for material breach that is not cured within thirty (30) days following written notice of such breach. Any notice of breach shall specify with reasonable particularity the nature of the material breach.

(b) <u>Insolvency Event</u>. This Agreement and/or any Purchase Order then in effect shall be automatically terminated immediately if either Party becomes insolvent, liquidates or

terminates its business, is adjudicated bankrupt, makes an assignment for the benefit of creditors, invokes the provisions of any law for the relief of debtors, or files or has filed against it any similar proceeding and such is not dismissed within thirty (30) days of the filing, or has a receiver appointed for a substantial portion of its assets, or if this Agreement or a Purchase Order is deemed rejected pursuant to the provisions of Bankruptcy Code §365(d), as amended, in a case under the Bankruptcy Code.

(c) Without Cause. Subject to the last sentence of Section 7.1, Contractor may terminate this Agreement or any Purchase Order without cause upon thirty (30) days' written notice to Consultant.

7.3. Effects of Termination. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to the termination date and does not relieve either Party from obligations that are intended to survive termination of this Agreement. In the event of the expiration or termination of this Agreement, or any Purchase Order, for any reason, the Parties shall perform as follows:

(a) The Parties shall negotiate in good faith the tasks to be undertaken and the costs associated with the winding down and closing out of the Services, which transition tasks and costs and expenses will be set forth in a separate "sunset" Purchase Order.

(b) Contractor shall pay Consultant within thirty (30) days all undisputed amounts due to Consultant under this Agreement and the applicable Purchase Order(s) for the Services performed in accordance therewith as of the date of termination, and for the expenses incurred by Consultant in connection therewith which are reimbursable under the terms of this Agreement and any Purchase Order(s), including any non-cancelable obligations reasonably incurred and applicable early termination fees and buyout fees, if any, set forth in the affected Purchase Order(s).

(c) Each Party shall return to the other Party or destroy, upon the other Party's request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party, except as otherwise provided in this Agreement and except that each Party may keep one copy of any such documentation as necessary to comply with the recordkeeping requirements set forth in this Agreement and under any Applicable Law and may retain such copies as were created pursuant to any normal computer back-up procedures.

(d) Consultant shall provide to Contractor (to the extent not previously disclosed or transferred to Contractor) all Deliverables developed or created by Consultant during the performance of the Services and all work in process, in whatever state of development they may exist on the date of termination.

SECTION 8. MISCELLANEOUS

8.1. Relationship of the Parties. The Parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal and agent, or joint venturers. Neither Party shall have the authority to make statements, representations or commitments of any kind, or take any action, which shall be binding on or obligate the other Party, without the other Party's prior written consent.

8.2. Force Majeure. Neither Party will be liable to the other Party for any failure or delay in the performance of any of its obligations under this Agreement (other than payment obligations) arising

out of any event or circumstance beyond its reasonable control, including war, rebellion, terrorism, civil commotion, strikes, lock-outs or industrial disputes, fire, explosion, earthquake, acts of God, flood, drought, bad weather or other like occurrences.

8.3. Entire Agreement. This Agreement and any agreements incorporated herein by reference (including Purchase Order(s)) contain the entire understanding of the Parties with respect to the Services and the Deliverables, supersede any prior written or oral communications, and may be modified only in writing by mutual written agreement of the Parties. Specifically, the provisions of Section 3 supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby, and any Confidential Information of the Parties shared prior to the Effective Date shall now be governed by the provisions of this Agreement.

8.4. Assignment. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Neither Party shall assign, subcontract, or transfer this Agreement or any part of this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), except that either Party may assign this Agreement or any rights under or interests in this Agreement, without the consent of the other Party, to any parent, subsidiary, or affiliate of such Party or in connection with a merger or sale of substantially all of its assets.

8.5. Waivers. The failure or delay by either Party to exercise any right or remedy under this Agreement will not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion. No waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

8.6. Partial Invalidity. If any provision of this Agreement is declared void, illegal or unenforceable, the remainder of this Agreement will be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties will use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision.

8.7. Notices. All notices or other communications given pursuant to this Agreement shall be in writing and shall be delivered (a) in person or by overnight express courier; (b) by first class mail; or (c) by electronic mail, to the address of the other Party, electronic or otherwise, as such Party may specify in writing. All notices will be effective either when delivered personally or by electronic means, or five days following deposit of the same into the United States mail (certified mail, return receipt requested), or one day following the deposit of the same with an overnight or other express delivery service.

8.8. Governing Law. This Agreement shall be construed and governed under and in accordance with the laws of the State of Indiana, without regard to its conflicts of law principles, and the laws of the United States of America.

8.9. Disputes. The Parties shall engage in good faith efforts to resolve any disputes that may arise between them under this Agreement, first by submission of such dispute to the chief executive officers of the Parties, and any such dispute which is not resolved within fifteen (15) days following such submission (the "***Negotiation Period***") shall be resolved by final and binding arbitration pursuant to this Section 8.9, which may be initiated at the election of either Party following the expiration of the Negotiation Period. Any dispute referred to arbitration hereunder shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "***ICOC***"). A panel of three (3) arbitrators will conduct the arbitration. Contractor and Consultant shall each select one (1) arbitrator (collectively,

the "***Party Arbitrators***") within fifteen (15) days of such dispute's submission to arbitration, and thereafter, the Party Arbitrators shall, within ten (10) days of the last of their appointments, mutually agree upon, and notify the Parties in writing of, a third arbitrator, provided, however, that if the Party Arbitrators are unable to timely agree upon a third arbitrator, the ICOC shall select, and notify the Parties of, the third arbitrator. Any arbitration proceedings conducted pursuant to this Section 8.9 shall take place in Indianapolis, Indiana. The arbitral tribunal will fix the costs of the arbitration, including arbitrators' fees and expenses, and will decide which of the Parties will bear all or a portion of these costs as well as other costs incurred by the Parties, including costs of witnesses and reasonable attorneys' fees. The decision of the arbitrators shall be final and enforceable in any court of competent jurisdiction by either Party.

8.10. Construction. The section headings of this Agreement are inserted only for ease of reference and will not be used to interpret, define, construe or describe the scope or extent of any aspect of this Agreement. Unless otherwise expressly stated, when used in this Agreement the word "including" means "including but not limited to." Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and therefore the rule of construction that ambiguities be resolved against the drafting Party will not apply to this Agreement.

8.11. Signatures; Counterparts. This Agreement and any Purchase Order may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together will constitute one and the same instrument. A signed counterpart may be delivered by any reasonable means, including facsimile or other electronic transmission, and the Parties expressly agree to the use of electronic signatures with respect to this Agreement and any Purchase Order.

8.12. Survival. Provisions of this Agreement which by their terms or by reasonable implication are to be performed after the termination of expiration of this Agreement shall survive the termination or expiration of this Agreement.

As evidence of their acceptance of the terms set forth in this Agreement, Contractor and Consultant have executed this Agreement as of the date stated in the opening paragraph.

"**CONTRACTOR**"	"**CONSULTANT**"
RPG GLOBAL, LLC	Clean Energy Technologies, Inc.
By: [signature]	By: Kam Mahdi Kam Mahdi (Feb 4, 2023 09:31 PST)
Name: Jami Krynski	Name: Kam Mahdi
Title: CEO	Title: CEO
Feb 4, 2023	Feb 4, 2023

4512079.2

Exhibit A
Purchase Order

[INSERT GENERAL PURCHASE ORDER FORM]

Exhibit B
General Terms and Conditions

[INSERT UPDATED TERMS AND CONDITIONS]

2023 - RPG Global LLC Master Services Agreement (CETY) v.2-3-23

Final Audit Report 2023-02-04

Created:	2023-02-04
By:	Jason Brown (jbrown@greenwave-holdings.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAcka45txFHDpupdHSLwnhns_uhjozd2dk

"2023 - RPG Global LLC Master Services Agreement (CETY) v.2-3-23" History

Document created by Jason Brown (jbrown@greenwave-holdings.com)
2023-02-04 - 4:33:21 PM GMT- IP address: 98.212.243.67

Document emailed to Jami Krynski (jkrynski@rpgenergygroup.com) for signature
2023-02-04 - 4:38:28 PM GMT

Email viewed by Jami Krynski (jkrynski@rpgenergygroup.com)
2023-02-04 - 4:45:30 PM GMT- IP address: 104.28.110.80

Document e-signed by Jami Krynski (jkrynski@rpgenergygroup.com)
Signature Date: 2023-02-04 - 4:46:13 PM GMT - Time Source: server- IP address: 98.212.242.11

Document emailed to kmahdi@cetyinc.com for signature
2023-02-04 - 4:46:14 PM GMT

Email viewed by kmahdi@cetyinc.com
2023-02-04 - 5:26:54 PM GMT- IP address: 172.116.132.43

Signer kmahdi@cetyinc.com entered name at signing as Kam Mahdi
2023-02-04 - 5:31:22 PM GMT- IP address: 172.116.132.43

Document e-signed by Kam Mahdi (kmahdi@cetyinc.com)
Signature Date: 2023-02-04 - 5:31:24 PM GMT - Time Source: server- IP address: 172.116.132.43

Agreement completed.
2023-02-04 - 5:31:24 PM GMT